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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):       February 7, 2007
                                                  -----------------------------

                          DELPHI FINANCIAL GROUP, INC.
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             (Exact name of registrant as specified in its charter)


         Delaware                   001-11462                  13-3427277
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(State or other jurisdiction       (Commission                (IRS Employer
     of incorporation)             File Number)             Identification No.)


 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE   19899
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(Address of principal executive offices)                             (ZIP Code)


Registrant's telephone number, including area code   302-478-5142
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                                 Not Applicable
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)  Not applicable.
(b)  Not applicable.
(c) On February 7, 2007, Chad W. Coulter was promoted to the position of Senior Vice President, Secretary and General Counsel.
(d)  Not applicable.
(e) On February 7, 2007, the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of Delphi Financial Group, Inc. (the "Company") approved 2006 bonus payments in the amounts of $1,500,000 and $700,000 to Robert Rosenkranz, the Company's Chairman of the Board and Chief Executive Officer, and Donald Sherman, the Company's President and Chief Operating Officer, respectively. These approvals were made pursuant to the 2006 performance goals for these officers previously adopted by the Committee pursuant to the Company's Annual Incentive Compensation Plan (the "Annual Incentive Plan"). Such performance goals contained various independent performance elements, each of which, if satisfied, enabled these officers to earn specified percentages of their respective base salaries, subject to the ability of the Committee to exercise negative discretion. These elements included operating earnings per share, operating return on equity, Company stock performance, performance of the Company's investment portfolio and of a new investment or insurance product initiative, and the completion of specified capital markets and other transactions.

On February 7, 2007, the Committee approved the payment of discretionary 2006 bonuses to the following other named executive officers in the following amounts: Chad W. Coulter - $275,000, Lawrence E. Daurelle - $363,032, Harold F. Ilg - $510,512, and Robert M. Smith, Jr. - $550,000, and to the Company's principal accounting and financial officer, Thomas W. Burghart, in the amount of $103,032. In Messrs. Daurelle's and Burghart's cases, the indicated amounts reflected a discretionary 10% upward adjustment, pursuant to the terms of the program, of the amount earned under the Reliance Standard Life Insurance Company ("RSL") 2006 management incentive plan due to the attainment of the operating income goal specified in the plan.

On February 7, 2007, pursuant to the provisions of the Company's Amended and Restated Long-Term Performance-Based Incentive Plan (the "LTIP"), the Committee granted, effective on February 16, 2007, a discretionary award of deferred shares of the Company's Class B Common Stock to Mr. Rosenkranz for 2006, the number of such shares to be determined by dividing the amount of $3,000,000 by the closing price of a share of the Company's Class A Common Stock on February 16, 2007 (the "Closing Price"). In addition to the provisions of such plan, the vesting of such deferred shares is subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares of stock must occur on or after February 8, 2010. Such requirement will be eliminated with respect to one-third of the number of such deferred shares on the first, second and third anniversaries of the grant date.

On February 7, 2007, pursuant to the provisions of the Company's 2003 Employee Long-Term Incentive and Share Award Plan, the Committee approved grants of Class A Common Stock restricted share units ("Units"), effective on February 16, 2007, to Messrs. Sherman, Smith and Coulter, the numbers of such Units to be determined by dividing the amounts of $700,000, $550,000 and $275,000, respectively, by the Closing Price. The awards vest in three substantially equal annual installments beginning on February 7, 2008, as well as on other events substantially similar to those vesting events contained in the LTIP. In addition, on such date, the Committee approved modifications to the vesting terms for a total of 13,672 Units previously
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granted to Mr. Coulter in 2004 and 2005, pursuant to which the Units will vest in their entirety at the end of calendar year 2007.

On February 7, 2007, the Committee adopted 2007 performance goals for Messrs. Rosenkranz and Sherman pursuant to the Annual Incentive Plan. The performance elements and bonus structure of such 2007 performance goals are substantially similar to those contained in the 2006 performance goals for such officers, as discussed above. On such date, the Committee also approved the levels of the cash bonuses potentially attainable by Messrs. Daurelle and Burghart under the RSL management incentive plan for 2007 in connection with the attainment of the 2007 operating income goal set forth in such plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  DELPHI FINANCIAL GROUP, INC.

                                  /s/ ROBERT ROSENKRANZ
                                  ---------------------------
                                  Robert Rosenkranz
                                  Chairman of the Board
                                  and Chief Executive Officer
                                  (Principal Executive Officer)


Date: February 13, 2007